Exhibit 10.38

April 26, 2021

Robert Lapetina

708 Julian Drive

Collegeville, PA 19426

Dear Bob,

On behalf of Immunome, Inc. (the “Company”), I am pleased to make this conditional offer of employment to you as our Controller. The purpose of this letter agreement is to set forth the terms of the offer and your employment should you accept the offer.

1.	Position: Duties:

a.

Your position will be as a regular full-time employee commencing not later than May 10, 2021 (the “Commencement Date”). You will report to the Chief Financial Officer and will render such services to the Company as are customary for your position as Controller, subject to oversight and direction by the Chief Financial Officer. During your employment with the Company, we may reduce, modify, and/or add to your job responsibilities and/or reporting structure at any time.

b.	Your employment will be based in the Company's headquarters, currently in Exton, Pennsylvania. You also recognize that your position may from time to time require travel on Company business.

c.

You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you consistent with your position and to the reasonable satisfaction of the Company. You further agree that you will devote substantially all of your business time and attention to the business of the Company, and you will not render business or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Chief Executive Officer in his discretion. You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed by the Company from time to time in its discretion.

2.	Base Salary:

Your base salary will be $7,708.33 per payroll (the equivalent of $185,000 on an annual basis), payable semi-monthly in accordance with the Company’s standard payroll policies and subject to proration for any partial weeks during which you are employed. Your salary will be subject to periodic review at the Company’s discretion.

3.	Bonus:

a.

You will also be eligible for an annual bonus of up to 20% of your base salary for the applicable fiscal year based on achievement of the Company and individual performance objectives as determined by the Company. The bonus for your initial year of employment will be pro-rated based on your start date. Any bonus pursuant to this paragraph will be calculated and paid at the discretion of the Company, and otherwise in accordance with the Company’s regular payroll practices.

b.

If you accept this letter agreement, you will be eligible for the following one-time retention bonuses: (i) a retention bonus of $5,000, payable if you remain employed by the Company for 90 consecutive days after the Commencement Date; and (ii) an additional retention bonus of $15,000, payable if you remain employed by the Company for 365 consecutive days after the Commencement Date. The bonuses in this Section 3(b), if earned, would each be paid to you in accordance with the Company's regular payroll practices on the payroll date immediately following the 90th day. To be eligible to receive, and to be deemed to have earned, each bonus in this Section 3(b) (in addition to the other criteria specified above) you must remain continuously employed by the Company through the scheduled date of the respective bonus payment.

c.

Any bonus, to the extent earned, shall be paid to you in accordance with the Company’s regular payroll practices. To be eligible to receive, and to be deemed to have earned, any such bonus (in addition to the criteria specified above), you must remain continuously employed by the Company through the date of the applicable bonus payment.

4.	Stock Options:

a.

Subject to Board approval, you will be granted a stock option (the “Option”) exercisable for up to 11,000 shares of Common Stock. Vesting will be over four years, with 25% of the shares vesting one year from your start date and the remaining 75% vesting in equal monthly installments over the next 36 months provided, however, that you remain employed by the Company at the time of each such vesting event; provided, that this does not affect the at-will nature of your employment. The exercise price of the Option will be the fair market value per share on the date of the grant.

b.

All stock options will be subject to the terms of the 2020 Equity Incentive Plan and the respective form of stock option agreement to be executed by you as a condition of the grant. The stock option agreement will provide that vesting is conditioned upon your continued employment with the Company at each applicable vesting date.

5.	Employee Benefits:

(a)

You will be eligible for paid time off as generally applicable to other employees of similar status and service in accordance with the policies established by the Company from time to time (and the treatment of any accrued paid time off upon termination of employment will be governed by these policies). You will also be eligible to participate in the Company’s other employee benefit plans as they are generally made available to other employees of similar status and service.

(b)

All paid time off, insurance, retirement and other benefits are subject to the terms and conditions of the applicable plan or policy, and the Company reserves the right to change, alter or terminate at any time any plan, policy, benefit or coverage, in whole or in part, in its sole discretion.

6.	Employee Covenants

As a condition of employment, you will be required to sign on or before the Commencement Date, without changing, the Company’s form of Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non- Solicitation and Non-Interference Agreement (the “Confidential Disclosure Agreement”). By accepting the offer set forth in this letter agreement, you agree that you will not bring with you to the Company or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, entity, or individual for which you have performed services. You further confirm that by accepting the offer set forth in this letter agreement and performing your job duties with the Company, you will not breach any contract, agreement or other instrument to which you are a party or are bound.

7.	At-Will Employment:

This letter agreement does not create a contract or promise of employment for a definite period of time. Therefore, your employment will be on an “at-will” basis, meaning it may be terminated by either the Company or you at any time, with or without cause and with or without prior notice. We do, however, request that you give two weeks’ notice of any resignation.

8.	Additional Agreements:

a.

You will be subject to and required to fully comply with the Company’s policies and procedures, as these may be changed from time to time, and this letter agreement is subject to those policies and procedures.

b.

During the term of your employment and thereafter, you shall reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding as reasonable requested by the Company (including, without limitation, your being reasonable available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments) at reasonable times.

c.

You represent and warrant to the Company that you are not now nor have in the past been debarred by the United States Food and Drug Administration under the Generic Drug Enforcement Act of 1992, as amended from time to time.

d.	All compensation and other payments to you under this letter agreement or otherwise related to your employment are subject to applicable required tax withholding and deductions.

e.	This offer expires at 5:00 pm. (local time) on Monday, April 26, 2021 if not accepted by then.

f.

Your employment by the Company will be subject to successful completion of a pre-employment background check, pre-employment drug testing and documentation of eligibility to work in the United States, to be completed no later than three (3) business days following the Commencement Date.

g.

This letter agreement, including the Confidential Disclosure Agreement and your stock option agreement, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and superseded any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company relating to the subject matter herein.

h.

The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Pennsylvania, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Pennsylvania in connection with any Dispute or any claim related to any Dispute.

i.	Notwithstanding anything to the contrary set forth herein, the Company may terminate this offer at any time prior to the Commencement Date.

9.	Assignment:

The Company may assign this letter agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company. The Company also may assign this letter agreement in connection with any sale, reorganization, consolidation, or merger (whether of stock or assets or otherwise) of the Company or the business of the Company. You expressly consent to the assignment of the restrictions and requirements set forth in the Confidential Disclosure Agreement to any new owner of the Company’s business or purchaser of the Company. You may not assign, pledge, or encumber your interest in this letter agreement, or any part thereof, without the written consent of the Company, and any attempt to do so without such consent is null and void. This letter agreement shall inure to the benefit of and be binding upon you and the Company, and each of its respective successors, executors, administrators, heirs and permitted assigns.

10.	Counterparts:

This letter agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Any executed counterpart of this letter agreement may be delivered by facsimile or electronic transmission with the same effect as if delivered personally.

To indicate your acceptance of this letter agreement, please sign and date this letter agreement in the spaces provided below. Again, let me indicate how pleased we all are to extend this offer and how much we look forward to the possibility of working with you.

Sincerely,

IMMUNOME, INC.

By:
Purnanand Sarma, PhD
President & CEO

Accepted and Agreed:

Robert Lapetina

Date: